Exhibit 2.01
AGREEMENT AND PLAN OF CONVERSION
          THIS AGREEMENT AND PLAN OF CONVERSION (this “Agreement”) is made and entered into as of                     , 2005, by and among DIAMOND FOODS, INC. (“Diamond Foods”), a Delaware corporation, and DIAMOND WALNUT GROWERS, INC., a California cooperative marketing association (“Diamond Growers”).
RECITALS
          A. Diamond Foods is a corporation duly organized and existing under the Delaware General Corporation Law (“DGCL”) and is a wholly owned subsidiary of Diamond Growers. Diamond Growers is a cooperative marketing association organized and existing under the California Food & Agricultural Code and the California General Corporation Law (“CGCL”).
          B. The respective boards of directors of Diamond Foods and Diamond Growers have determined that it is advisable and in the best interests of Diamond Foods, Diamond Growers and their respective stockholders and members (within the meaning of the Diamond Growers bylaws) (“Members”) for Diamond Growers to convert from a cooperative marketing association to a corporation organized under the DGCL.
          C. The board of directors of Diamond Growers has determined that it is fair to, advisable and in the best interests of Diamond Growers to effect such conversion through a transaction in which Diamond Growers will merge with and into Diamond Foods upon the terms and subject to the conditions of this Agreement (“Merger”).
          D. The respective boards of directors of Diamond Foods and Diamond Growers have been duly advised of the terms and conditions of the Merger and by resolutions duly adopted, have authorized, approved and adopted the Merger and this Agreement.
          E. This Agreement will be submitted for the approval of the Members of Diamond Growers at a special meeting to be called by the Board of Directors of Diamond Growers (“Special Meeting”). The sole stockholder of Diamond Foods will approve and adopt this Agreement by written consent in lieu of a meeting.
          F. The Parties intend for the Merger to qualify as a tax-free “reorganization” under Section 368(a)(1)(F) of the Internal Revenue Code.
          Certain capitalized terms used in this Agreement are defined in Article I of this Agreement.
          NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:
ARTICLE I
Terms of the Merger
          1.1 Definitions.
          (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Cash Conversion Request Maximum Amount” means an amount of cash up to but not exceeding the amount equal to: (x) (A) that number of shares of Diamond Foods Common Stock sold in the Initial Public Offering (not including any shares sold by Diamond Foods pursuant to the Overallotment Option), less (B) 4,000,000 shares, multiplied by (y) the Initial Public Offering Price less applicable underwriting discounts and commissions, less (z) any cash paid to Members who properly assert their dissenters’ rights under California law, all as finally determined by the Board of Directors of Diamond Foods prior to the Effective Time.

“Conversion Request Form” means a form distributed by the Parties to the Members, pursuant to which each Member indicates the amount of cash, if any, instead of shares of Diamond Foods Common Stock that such Member wishes to receive after the Merger, subject to an aggregate maximum amount equal to the Cash Conversion Request Maximum Amount.

“Diamond Foods Common Stock” means the common stock, par value $0.001 per share, of Diamond Foods, together with any associated stockholder protection rights.

“Exchange Agent” means EquiServe Trust Company, N.A., or such other person appointed by Diamond Foods to act as Exchange Agent in connection with the Merger.

“Initial Public Offering” means the initial public offering of Diamond Foods Common Stock pursuant to a firm commitment underwriting registered under the Securities Act.

“Initial Public Offering Price” means the price per share of Diamond Foods Common Stock sold to investors in the Initial Public Offering.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Overallotment Option” means the option, granted by Diamond Foods to the underwriters in the Initial Public Offering, to acquire additional shares to cover overallotments.

“Party” means any of Diamond Foods and Diamond Growers and “Parties” means both Diamond Foods and Diamond Growers.

“Property Interest” means the proportional ownership interest in Diamond Growers attributable to a Member, calculated by Diamond Growers pursuant to Section 2.11 of Diamond Growers’ bylaws. Such calculations by Diamond Growers shall be final and conclusive and binding on the Members.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”
          1.2 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (defined in Section 1.3 of this Agreement), Diamond Growers shall be merged with and into Diamond Foods in accordance with the provisions of Section 1108 of the CGCL and Section 258 of the DGCL and with the effect provided in Section 1107 of the CGCL and Section 259 of the DGCL. Diamond Foods shall be the Surviving Corporation resulting from the Merger (“Surviving Corporation”), shall have the name “Diamond Foods, Inc.” and shall continue to be governed by the DGCL.
          1.3 Effective Time. The Merger shall become effective on the date and at the time the Certificate of Merger (“Certificate of Merger”) reflecting the Merger shall become effective with the Secretaries of State of the States of Delaware and California (“Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur immediately following or concurrent with the satisfaction or waiver of each of the conditions set forth in Article 6 of this Agreement.
ARTICLE II
Terms of Merger
          2.1 Certificate of Incorporation. The Amended and Restated Certificate of Incorporation of Diamond Foods attached as Exhibit 1 to this Agreement shall be the Certificate of Incorporation of the

Surviving Corporation upon the effectiveness of the registration statement under the Securities Act relating to the Initial Public Offering, until duly amended.
          2.2 Bylaws. The Amended and Restated Bylaws of Diamond Foods attached as Exhibit 2 to this Agreement shall be the Bylaws of the Surviving Corporation upon the effectiveness of the registration statement under the Securities Act relating to the Initial Public Offering, until duly amended.
          2.3 Directors and Officers. The Board of Directors of the Surviving Corporation upon the effectiveness of the registration statement under the Securities Act relating to the Initial Public Offering shall consist initially of nine (9) members, of whom three (3) shall be selected from the current directors of Diamond Growers by Diamond Growers, one (1) shall be Michael J. Mendes, the president and chief executive officer of Diamond Growers, and five (5) shall be independent directors as defined under the rules of The NASDAQ Stock Market. Such initial directors shall serve as the directors of the Surviving Corporation in accordance with the Bylaws of the Surviving Corporation. The officers of Diamond Growers in office immediately prior to effectiveness of the registration statement under the Securities Act relating to the Initial Public Offering, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation in accordance with the Bylaws of the Surviving Corporation.
ARTICLE III
Manner of Converting Equity
          3.1 Conversion of Property Interests. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any additional action on the part of Diamond Foods or Diamond Growers or the stockholders or Members, the equity of the constituent corporations shall be converted as follows:

(a) The Property Interest of each Member shall be converted into the right to receive merger consideration (“Merger Consideration”) consisting of:

(i) that number of shares of Diamond Foods Common Stock that is equal to

(A) the product of (x) the proportion that such Member’s Property Interest represents relative to the Property Interests of all Members multiplied by (y) 8,060,207 shares, less

(B) that number of shares with respect to which such Member received cash after the Merger pursuant to such Member’s Cash Conversion Request and Article III of this Agreement, plus

(ii) that amount of cash paid to such Member pursuant to Sections 3.2 and 3.3 of this Agreement;
having in the aggregate a value equal to the value of such Member’s Property Interest.

(b) If a Member has not submitted a completed Conversion Request Form as of the Special Meeting, such Member’s entire Property Interest will be converted into shares of Diamond Foods Common Stock, and no cash.

(c) All Property Interests of Diamond Growers issued and outstanding immediately prior to the Effective Time shall be cancelled.

(d) Each share of Diamond Foods Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled.
          3.2 Fractional Shares. Notwithstanding any other provision of this Agreement, each Member who would be entitled to receive a fraction of a share of Diamond Foods Common Stock pursuant to Section 3.1 shall instead receive cash (without interest) in an amount equal to such fractional part of a share of Diamond Foods Common Stock multiplied by the Initial Public Offering Price less applicable underwriting discounts.
          3.3 Cash Conversion Requests.
          (a) Diamond Growers will provide Members with Conversion Request Forms prior to the Special Meeting. Members wishing to receive cash after the Merger instead of some or all of the shares of Diamond Foods Common Stock to which they are entitled will be required to complete and execute a Conversion Request Form and the amount of cash so requested will be deemed a “Cash Conversion Request.” Subject to the terms and conditions of this Agreement, following the Effective Time, and after determination of any dissenters’ rights under California law, Diamond Foods will issue cash (up to the Cash Conversion Request Maximum Amount) to Members from whom a Conversion Request Form has been received and not withdrawn.
          (b) To the extent Members elect to receive cash following the Merger (subject to the Cash Conversion Request Maximum Amount), such Members will be treated as receiving shares of Diamond Foods Common Stock for their Property Interests at the Effective Time by virtue of the Merger and then following the Effective Time such shares will be treated as redeemed by Diamond Foods for cash representing such Member’s cash request as stated in the Conversion Request Form.
          (c) If the aggregate amount of all Cash Conversion Requests exceeds the Cash Conversion Request Maximum Amount, the amounts of cash paid to Members pursuant to Cash Conversion Requests shall be determined as follows:

First, for each Member submitting a Cash Conversion Request, the Member will be entitled to an amount of cash up to the Cash Conversion Request Maximum Amount divided by the total number of Members at the record date for the Special Meeting, but not more than the amount specified in such Member’s Cash Conversion Request; and

Second, for each Member submitting a Cash Conversion Request that has not been paid in full, the Member will be entitled to an amount of cash equal to the Member’s proportion of all such remaining Cash Conversion Requests represented by such Member’s respective Cash Conversion Request, to the full extent of the remaining Cash Conversion Request Maximum Amount, if any.
          (d) A Conversion Request Form may be submitted, revoked or changed prior to the date of the Special Meeting, but not after the Special Meeting. Subject to the terms of this Agreement, the Exchange Agent and Diamond Growers shall have the discretion to determine whether any request, revocation or change has been properly or timely made and to disregard any immaterial defect on a Conversion Request Form, and any good faith decision of the Exchange Agent or Diamond Growers regarding such matters shall be binding and conclusive.
          (e) Diamond Foods shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 3.3 to any Member such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign tax law. To the extent that any amounts are so withheld by Diamond Foods, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Member in respect of which such deduction and withholding was made by Diamond Foods.
ARTICLE IV
Issuance of Shares; Transfer Restrictions
          4.1 Procedures. As promptly as practicable after the Effective Time, the Exchange Agent shall issue to each Member, in book-entry form as uncertificated shares, the number of shares of Diamond Foods Common Stock to which such Member is entitled. The Exchange Agent shall deliver to each Member as soon as reasonably practicable (i) a notice setting forth the number of shares of Diamond

Foods Common Stock issued to such Member pursuant to this Agreement and (ii) any cash to which such Member is entitled.
          4.2 General.
          (a) Except as provided in this Article IV, no Member may, for a period of three hundred sixty (360) days after the Effective Time, offer, pledge, sell, or contract to sell, or sell any option or contract to purchase, or purchase any option or contract to sell, or grant any option, right or warrant for the sale of, or lend or otherwise dispose of or transfer any shares of, Diamond Foods Common Stock received pursuant to this Agreement, or enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic consequences of ownership of Diamond Foods Common Stock received pursuant to this Agreement, whether any such swap or transaction is to be settled by delivery of shares of Diamond Foods Common Stock or other securities, in cash or otherwise (each, a “Transfer”).
          (b) Permitted Transfers. Section 4.2(a) of this Agreement shall not apply to the following Transfers:

(i) Beginning two hundred seventy (270) days after the Effective Time, any Transfer of up to (A) fifty percent (50%) of the shares of Diamond Foods Common Stock received by any Member pursuant to this Agreement minus (B) any shares of Diamond Foods Common Stock that were Transferred by such Member pursuant to Section 4.3;

(ii) any bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth in this Section 4.2;

(iii) any Transfer to any trust for the direct or indirect benefit of the transferor or the immediate family of the transferor or to any corporation, limited or general partnership, or limited liability company, the equity interests of which are owned entirely by the transferor or the immediate family of the transferor, provided that the trustee of the trust, or such corporation, limited or general partnership or limited liability company, agrees in writing that the trust is bound by the restrictions set forth in this Section 4.2, and provided further that any such transfer shall not involve a disposition for value (for purposes of this section, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(iv) any Transfer that occurs by operation of law; or

(v) any Transfer made with the prior written consent of the managing underwriter for the Initial Public Offering.
          4.3 Underwritten Sale.
          (a) Beginning one hundred eighty one (181) days after the Effective Time, Section 4.2(a) of this Agreement shall not apply to a Transfer of shares of Diamond Foods Common Stock received by any Member pursuant to this Agreement that are offered and sold as part of an underwritten registered public offering of Diamond Foods Common Stock that is organized by Diamond Foods (a “Secondary Offering”).
          (b) Diamond Foods shall give reasonable written notice to each Member at the current address appearing for each Member on the books and records of Diamond Foods of Diamond Foods’ intention to undertake a Secondary Offering. Each Member who desires to include shares of Diamond Foods Common Stock in such Secondary Offering shall give notice to Diamond Foods, prior to fifteen (15) days after the date such notice is mailed or otherwise delivered by Diamond Foods, of the Member’s desire to include shares of Diamond Foods Common Stock. The participation of any Member in a Secondary Offering may be conditioned upon the execution by such Member of all agreements, documents and instruments, including a custody agreement, an irrevocable power of attorney, a lock-up agreement or an underwriting agreement in customary form, necessary to effect such Secondary Offering.

          4.4 Restrictive Legend.
          (a) Each certificate representing shares of Diamond Foods Common Stock issued pursuant to this Agreement shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN AN AGREEMENT AND PLAN OF CONVERSION, DATED AS OF , 2005, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.
          (b) In the case of shares of Diamond Foods Common Stock issued pursuant to this Agreement that are uncertificated, Diamond Foods shall direct any transfer agent for Diamond Foods Common Stock to make a book-entry notation reflecting that such shares of Diamond Foods Common Stock are subject to the restrictions on transfer contained in this Agreement.
ARTICLE V
Conditions to the Merger
          5.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform under this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 6.2:

(a) Member Approval. Members holding a majority of all of the voting interests of Diamond Growers (as calculated pursuant to Section 3.01 of the Diamond Growers bylaws and Article 8 of the Diamond Growers articles of incorporation) shall have voted to approve and adopt this Agreement.

(b) Initial Public Offering. Diamond Foods shall have completed the Initial Public Offering.

(c) Regulatory Approvals. The Secretaries of State of the States of Delaware and California shall each have accepted the filing of the Certificate of Merger.

(d) Registration Statement. The registration statement of Diamond Foods filed under the Securities Act with respect to the offer, sale and issuance of Diamond Foods Common Stock in the Merger shall have become effective and shall not be the subject of any stop order suspending its effectiveness or to any proceeding seeking such an order.

(e) Legal Proceedings. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts in any material respect or makes illegal consummation of the transactions contemplated by this Agreement.
ARTICLE VI
Miscellaneous
          6.1 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any person, other than the Parties, or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          6.2 Amendments; Waiver. At any time, Diamond Growers and Diamond Foods may, to the extent not prohibited by the California Food & Agricultural Code, the CGCL and the DGCL, by written agreement, amend, modify, supplement or waive any provision of this Agreement.

          6.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party.
          6.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Diamond Growers/ Diamond Foods:

Diamond Walnut Growers, Inc.
1050 South Diamond Street
Stockton, CA 95205-7087
Facsimile Number: (209) 467-6714

Attention: President & Chief Executive Officer
          In each case with a copy to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
Facsimile Number: (650) 938-5200

Attention: Horace L. Nash
          6.5 Governing Law. The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware.
          6.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile.
          6.7 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.
          6.8 Abandonment. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of Diamond Foods or Diamond Growers.
          6.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
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          IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

DIAMOND FOODS, INC.

By:

President and Chief Executive Officer

DIAMOND WALNUT GROWERS, INC.

By:

President and Chief Executive Officer